                              EMPLOYMENT AGREEMENT


        CKS Group, Inc., a Delaware corporation (hereafter referred to as the "Employer", the "Company", or "CKS") and Robert T. Clarkson (hereafter referred to as "Employee") (jointly referred to hereafter as the "parties") wish to enter into an agreement ("Agreement") pursuant to which CKS will employ the Employee. Accordingly, in consideration for the benefits and promises set forth herein, the parties agree as follows:

        1.     Employment.

               1.1 Position. Employee agrees to serve as the Employer's Executive Vice President of Business Development ("EVP") reporting to the Chief Executive Officer ("CEO") of CKS with the specific objectives of:

                      (a) managing the location, evaluation, selection, negotiation and completion of acquisitions of other businesses that will contribute to the expansion of the Company's business;

                      (b) coordinating with the CEO, Chief Financial Officer and other members of the senior executive team to develop and implement a plan for such acquisitions that is consistent with the overall objectives of CKS;

                      (c) assisting in facilitating the transition or assimilation of businesses acquired through the performance of his duties hereunder;

                      (d) participating as a member of the senior executive management team in developing strategy, annual operating plans and the like;

                      (e) being available on a consultative basis to other members of the management team with respect to legal matters, it being understood that Employee's responsibilities will not as a routine matter include those associated with the position of general counsel;

                      (f) hiring, firing, promoting, demoting and disciplining subordinate personnel whose duties relate to the acquisition of other businesses, consistent with the Company's human resources policies and procedures, and other policies;

                      (g) making regular reports required of other CKS corporate officers on the Employer's operations to the CEO and to the Board of Directors of the Company (the "Board"), as well as making other special reports as required by the CEO and/or the Board;

                      (h) training such persons as may be designated by the CEO with respect to any or all aspects of the Employer's operations.





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               1.2    Time and Effort.

               1.2.1 Devotion of energy to the Company. Except as provided in section 1.2.2 below, during his employment, Employee shall devote his full energies, interest, abilities, and productive time to the performance of this Agreement and shall not, without the prior written consent of the Board, render to others services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of his duties under this Agreement.

               1.2.2 Permitted Outside Activities. Notwithstanding section 1.2.1 above, and subject to section 4.2 below, the Employee may, during the term of this Agreement:

                          (i) serve on the Board of Directors of two companies which have been clients of Employee while Employee was a member of Wilson Sonsini Goodrich & Rosati ("WSGR");

                         (ii) provide consulting services on an occasional basis to up to two other companies which have been clients of Employee at WSGR;

                        (iii) provide other services to WSGR as may be reasonably necessary to facilitate an orderly transition of clients from Employee to other attorneys at WSGR; and

                         (iv) participate in such civic, educational and religious organizations as do not materially interfere with the performance of his duties.

The Employee shall provide the Company with the name, address and telephone number of each company upon whose board of directors he serves or to whom he provides consulting services in accordance with the provisions of this section. Except as set forth herein, the Employee shall not accept outside employment or board of director membership without the prior written consent of the Company.

               1.3 Employment for Unspecified Term. This Agreement provides for employment for an unspecified term, commencing as of the date of this Agreement and continuing until terminated by either party, as specified in Section 3 below.

               1.4 Potential Future Responsibilities. Employee and the Company contemplate, without any binding obligation, that within 12-18 months Employee may assume different or additional responsibilities, such as heading an operating unit of CKS. Employee and the CEO of the Company shall consider the appropriateness of Employee assuming such new or additional responsibilities at the time of each annual review as contemplated by section 2.3.1 below.



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        2.     Compensation and Benefits.

               2.1 Basic Salary. Employer shall pay a basic salary to Employee at the rate of $220,000.00 per year, payable in equal bi-weekly installments in accordance with Employer's regular payroll practices except as otherwise agreed in writing between Employer and Employee, provided that no salary shall be due or payable during any period of unpaid leave, in accordance with Employer's regular policies as they may exist or be changed from time to time. The compensation package shall be subject to periodic review, and any modifications thereto must be in writing signed by the parties to this Agreement.

               2.2 Stock Options. On December 6, 1996, the Company granted to Employee a nonstatutory option to purchase 150,000 shares of CKS Common Stock, which option is evidenced by the stock option agreement attached hereto as Exhibit A (the "Option Agreement"). In subsequent years (for example, the year ending in May 1998), depending upon Employee's performance as evaluated by the Employer and subject to applicable legal requirements, the Company may grant to the Employee additional options in a manner consistent with the Employee's status within the Company and the Company's treatment of other executives.

               2.3 Bonus. Employee shall be eligible for bonus compensation as follows:

                      2.3.1 Personal Bonus. Employee shall be eligible for an annual personal bonus of up to 50% of his basic salary, in addition to any amounts that may be payable to Employee under Section 2.3.2 below, which annual personal bonus shall depend upon (a) his performance and (b) the availability of funds for the payment of such a bonus, as determined by the Board. The CEO shall evaluate the Employee's performance no later than January 31, 1998 and annually thereafter.

                      2.3.1.1 Determination of Amount of Personal Bonus. Within 90 days following the commencement of the Employee's employment with the Company, Employee and the CEO will make a good faith effort to define objective criteria by which Employee's performance shall be evaluated for purposes of determining Employee's eligibility for a personal bonus. If the Employee and the Company are able to define such criteria, the Employee's personal bonus, if any, shall be calculated pursuant to those criteria. Employee and the Company acknowledge that definition of such criteria may prove to be impractical, however, in which case the evaluation of Employee's performance and the determination of the amount of personal bonus, if any, to be paid the Employee hereunder shall be at the sole discretion of the CEO and the Board.

                      2.3.2 Executive Compensation Plan. Employee shall be eligible to participate in the 1997 Executive Compensation Plan (and similar executive compensation plans adopted in subsequent years) in accordance with the terms and conditions of such plans.



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               2.4    Employee Benefits.

                      2.4.1 Fringe Benefits. During his employment, Employee shall be entitled to life insurance in accordance with Employer's regular practice, and medical, dental and disability insurance in accordance with Employer's group insurance plans as they exist from time to time.

                      2.4.1.1 Effect of disability upon fringe benefits. If Employee becomes disabled and unable to perform his duties and the Company's disability insurance policy does not include provisions entitling Employee and Employee's dependents to continued coverage under the Company's medical and dental plans (at no cost to Employee or Employee's dependents) for so long as such disability continues, then the Company shall continue to include Employee and Employee's dependents on the Company's medical and dental insurance plans (as they may exist from time to time) at the Company's expense for so long as such disability continues.

                      2.4.2 Automobile. During the term of this Agreement, Employer will provide Employee a monthly automobile allowance for the acquisition, insurance and maintenance of a vehicle for CKS business use in an amount equal to the greater of (a) $700 per month or (b) the amount provided to Chief Financial Officer of the Company.

                      2.4.3 Vacation And Holidays. Employee shall be entitled to annual vacation which will accrue at the rate of fifteen (15) working days per year or such greater amount as is consistent with Employer's executive vacation practices, subject, however, to the accrual maximums now or hereafter described in Employer's policies for the accrual of unused vacation, but in no event shall the accrual maximum for Employee be less than fifteen (15) working days per year. Employee shall also be entitled to holiday pay for all holidays recognized by Employer in accordance with the Employer's regular practices.

               2.5 Business Expenses. During Employee's employment, Employer shall reimburse Employee for reasonable out-of-pocket expenses incurred in connection with Employer's business, including travel and entertainment expenses, food and lodging while away from home and cellular telephone expenses, subject to such policies as Employer may from time to time establish for its employees.

               2.6 Withholding. All amounts to be paid by CKS to the Employee are subject to applicable withholding for taxes, if any. Employer may withhold from any and all payments, compensation or other remuneration paid to Employee such amounts as Employer believes it is required to withhold under any federal, state, local or foreign law, rule or regulation.

               2.7 California Bar Association. For so long as Employee continues to be employed by the Company, the Company will pay all dues and other fees required for Employee to remain a member in good standing of the California Bar Association and will also reimburse Employee for expenses incurred in completing the minimum amount of continuing legal education to enable Employee to remain in good standing of the California Bar Association.



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        3.     Termination.

               3.1    Termination By Employer For Cause.

                      3.1.1 Definition of "for cause." As used in section 3.1 and its subparts, the term "for cause" means:

                      3.1.1.1 Violation of anti-discrimination policy. Any violation by Employee of Employer's written policies (as they may exist from time to time) prohibiting discrimination or harassment on the grounds of race, sex, age or any other legally prohibited basis, provided that, for any violation by the Employee of such policies occurring after a Change of Control (as defined in section 3.5), (a) the Employer notifies the Employee of the facts allegedly constituting the violation within 60 days after it acquires knowledge of such facts, (b) the Employer affords the Employee 30 days within which to cease the alleged violation and (c) the Employee fails to cease the alleged violation within such 30 days.

                      3.1.1.2 Violation of law. Any violation by Employee of any local, state, or federal law the violation of which is punishable other than as an infraction.

                      3.1.1.3 Misconduct or dishonesty. The commission by Employee of any material act of misconduct or dishonesty, or any material failure to comply with the terms of the Proprietary Information Agreement described in Section 4, below;

                      3.1.1.4 Material failure to achieve goals. Any material failure to achieve goals agreed upon in writing by Employee and Employer; provided, however, that notice of the Employer's intention to terminate Employee's employment on the grounds of failure to achieve goals shall be given within the fiscal quarter immediately following that in which such goals were not achieved.

                      3.1.1.5 Insubordination or refusal to perform duties or insubordination. Any insubordination or refusal by the Employee to perform the duties described in this Agreement, provided that a Change of Control (as defined in section 3.5) has not occurred.

               3.1.2 Compensation due to Employee upon Termination by Employer for Cause. Except as contemplated by 3.5.3 following a Change of Control, in the event Employer terminates Employee's employment for cause, as defined in section 3.1.1, then Employee shall be entitled only to his basic salary and bonuses earned up to and including the date on which CKS notifies him of his termination for cause; provided, however, that if the cause for which Employee is terminated is as defined in Section 3.1.1.4, Employer shall continue to include the Employee and the Employee's dependents as beneficiaries of its group medical, dental, disability and life insurance for 12 months and shall reimburse the Employee for the cost of continuing such benefits for an additional 18 months thereafter pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA") if the Employee elects to continue such benefits at the time of his termination and executes a Severance and General Release in the form attached hereto as Exhibit B.



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               3.2 Termination By Employer Without Cause. In the event that, without a Change of Control (as defined in section 3.5 below), the Employer terminates the Employee's employment without cause, Employee shall be entitled to severance compensation consisting of:

                          (i) continuation of Employee's basic salary (as set forth in Section 2.1 and as it may be increased from time to time) for twelve months following the date on which the Employer notifies the Employee of his termination;

                         (ii) bonus and incentive compensation equal to total bonus and incentive compensation received (or earned, but not yet received) by Employee during the twelve months preceding the date on which the Employer notifies the Employee of his termination;

                        (iii) reimbursement by the Employer of the cost of continuing Employee's (and Employee's dependents') medical, disability, dental, life and similar benefits for 12 months pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), if the Employee elects to continue such benefits at the time of his termination;

                         (iv) continuation of his car allowance for twelve months following the date on which the Employer notifies the Employee of his termination; and

                          (v) an additional twelve months vesting on all options held by Employee.

provided that the Employee executes a Severance and General Release Agreement in the form attached hereto as Exhibit B.

                      3.2.1 Effect of Employee's subsequent employment. Employee shall have no obligation to mitigate damages or payments due under this paragraph; but if Employee obtains full time employment prior to the first anniversary of the date on which his employment with CKS terminates, any income earned by the Employee during such twelve months from Employee's new employer shall be offset against the Company's payment obligations pursuant to section
3.2 above.

               3.3 Termination By Employee for Good Reason.

                      3.3.1 Definition of "for good reason." As used in section
3.3 and its subparts, the term "for good reason" means any circumstances resulting in the Employee no longer reporting to Mark D. Kvamme as CEO of CKS, provided that the Employee terminates his employment within 120 days after the date on which the Employee first reports to someone other than Mr. Kvamme.



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                      3.3.2 Compensation due to Employee Upon Termination by
Employee for Good Reason. In the event that the Employee terminates his employment for good reason, as defined in section 3.1.1, the Employee shall be entitled to severance compensation consisting of:

                          (i) continuation of Employee's basic salary (as set forth in Section 2.1 and as it may be increased from time to time) for twelve months following the date on which the Employee notifies the Company of his termination;

                         (ii) bonus and incentive compensation equal to total bonus and incentive compensation received (or earned, but not yet received) by Employee during the twelve months preceding the date on which the Employee notifies the Company of his termination;

                        (iii) reimbursement by the Employer of the cost of continuing Employee's (and Employee's dependents') medical, disability, dental, life and similar benefits for 12 months pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), if the Employee elects to continue such benefits at the time of his termination;

                         (iv) continuation of car allowance for twelve months following the date on which the Employee notifies the Company of his termination; and

                          (v) an additional twelve months vesting on all options held by Employee.

provided that the Employee executes a Severance and General Release Agreement in the form attached hereto as Exhibit B.

                      3.3.3 Effect of Employee's subsequent employment. Employee shall have no obligation to mitigate damages or payments due under this paragraph; but if Employee obtains full time employment prior to the first anniversary of the date on which his employment with CKS terminates, any income earned by the Employee during such twelve months from Employee's new employer shall be offset against the Company's payment obligations pursuant to section
3.3.2 above.

               3.4 Termination by Employee Without Cause. Employee shall have the right to terminate his employment without cause by notifying the Company 30 days in advance of the date on which his employment is to terminate. Should Employee elect to terminate employment without cause (and without Good Reason):

                          (i) Employee shall not be entitled to severance compensation of any kind;



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

                         (ii) Employee shall not be entitled to exercise stock options except for vested shares (which shall be exercisable in accordance with the Option Agreement); and

                        (iii) Employee shall forfeit any and all right to any bonus compensation pursuant to Section 2.3 during the year in which employment is terminated; provided, however, that if Employee elects to terminate employment under this section within the 90 days prior to the end of the Employer's fiscal year, Employee shall receive a pro rata share of the bonus which would be provided to Employee under the 1977 Executive Compensation Plan (or any similar compensation plan in subsequent years) in accordance with the terms and conditions of such plan; provided, however, that if Employee has earned bonus compensation for the prior fiscal year, but such bonus has not yet been paid to Employee, Employee shall be entitled to such bonus compensation.

               3.5 Involuntary or Constructive Termination Following a Change of Control.

                      3.5.1 Definition of "Constructive Termination." As used in section 3.5 and its subparts, "Constructive Termination" shall mean:

                         (a) without the Employee's express written consent, (i)
a significant reduction of the Employee's duties, position or responsibilities relative to the Employee's duties, position or responsibilities in effect immediately prior to such reduction, or (ii) the removal of the Employee from such position, duties and responsibilities, unless the Employee is provided with a comparable position, duties and responsibilities;

                         (b) a substantial reduction, without the Employee's
express written consent, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction;

                         (c) a reduction by the Company of the Employee's base
salary or bonuses paid in comparison with the prior year;

                         (d) a material reduction by the Company in the kind or
level of employee benefits to which the Employee is entitled, with the result that the Employee's overall benefits package is significantly reduced;

                         (e) any reduction, after a Change of Control, in the
disability benefits available to Employee prior to the Change of Control;

                         (f) the relocation of the Employee to a facility or a
location more than twenty (20) miles from his current location without the Employee's express written consent, or



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

                         (g) the failure of the Company to obtain the assumption
of this Agreement by any successors contemplated in Section 6.10 below;

                         (h) an increase of 10% or more in the number of days
which the Employee travels outside of Santa Clara, San Mateo, San Francisco, Santa Cruz, Contra Costa or Alameda Counties, in comparison with the number of such days in the 12 months preceding the Change of Control (or, if Employee has not been employed for 12 months at the time of the Change of Control, the number of days determined by dividing the days Employee did travel by the number of days Employee was employed, and multiplying the result by 365);

               provided that, with respect to subparagraphs (b), (d) and (e) above, (i) the Employee notifies the Company of the facts allegedly constituting his Constructive Termination and his intention to terminate his employment within 30 days after he acquires knowledge of such facts, (ii) the Employee affords the Company 30 days within which to remedy the alleged Constructive Termination and (iii) the Company fails to remedy the alleged Constructive Termination within such 30 days.

                      3.5.2 "Change of Control." As used in section 3.5 and its subparts, "Change of Control" shall mean:

                         (a) the approval by shareholders of the Company of a
merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

                         (b) Any "person" (as such term is used in Sections
13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding officers of CKS and the Director of the Interpublic Group) becoming the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities;

                         (c) A change in the composition of the Board of
Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent directors. "Incumbent Directors" shall mean directors who either (i) are directors of the Company as of the date hereof, or (ii) are appointed, or nominated for election to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination in connection with an actual or threatened proxy contest relating to the election of directors of the Company.



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                         3.5.3 Acceleration of Vesting Following Change of
Control. On the effectiveness of any Change of Control, the vesting of all options granted to Employee by the Company shall be accelerated so that, as to each such option, one half of the shares subject to such option which were not otherwise vested at the effective time of the Change of Control shall become vested at such effective time, and the remaining unvested shares shall continue to vest thereafter at the same rate (number of shares per month) as was in effect prior to the Change of Control.

                         3.5.4 Compensation due to Employee Upon Involuntary or
Constructive Termination Following a Change in Control. If, following a Change of Control as defined above, the Employee's employment is terminated involuntarily (for any reason) or by Constructive Termination, the Employer shall

                          (i) pay to Employee in a single lump sum an amount equal to (A) 12 months basic salary (at the rate in effect prior to the Change of Control or the date of termination, whichever is greater), plus
                               (B) the total amount paid to or earned by Employee as incentive compensation or bonus payments during the twelve months preceding the Change of Control or date of termination, whichever is greater,

                         (ii) reimburse Employee for the cost of continuing Employee's (and Employee's dependents') medical, disability, dental, life and similar benefits for 12 months pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), if the Employee elects to continue such benefits at the time of his termination;

                        (iii) continue for a period of twelve months to provide the car allowance, professional association dues and continuing legal education benefits enjoyed by Employee immediately prior to the Change of Control, and

                         (iv) accelerate the vesting of all then unvested options held by the Employee at the date of termination such that those shares shall vest immediately and Employee shall have two years following the date of such termination in which to exercise all options held by Employee at the date of such termination;

provided that the Employee executes a Severance and General Release Agreement in the form attached hereto as Exhibit B. In the event a Change of Control occurs before Employee has been employed for twelve (12) months, Employee shall for purposes of clause (i) above be deemed to have earned the maximum bonus for which he is eligible during the twelve (12) months preceding Change in Control.



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

                      3.5.5 Effect of Employee's subsequent employment. Employee shall have no obligation to mitigate damages or payments due under this paragraph, nor shall any amounts earned by Employee be offset against the amounts payable to Employee under Section 3.5 and its subsections.

               3.6 Termination By Death or Permanent Disability.

                      3.6.1 Definition of "Permanent Disability." For the purpose of section 3.7 and its subparts, the term "Permanent Disability" means the Employee's inability to perform his duties hereunder (with or without reasonable accommodation) for 120 or more working days during any twelve-month period.

                      3.6.2 Effect of Death or Permanent Disability of Employee. The Employee's employment will terminate automatically upon the death or Permanent Disability of Employee, in which case Employee or his estate will be entitled only to compensation earned through the date of such death or Permanent Disability; provided, however, that, in the event of a Permanent Disability, Employer will continue to include Employee and Employee's dependents on the Company's medical and dental insurance plans (as they may exist from time to time) for so long as such disability continues at the Company's expense.

                      3.7 Effect of Dispute Regarding Nature of Termination. In the event that the parties disagree on the nature of the termination of the Employee's employment (such as whether a termination was for cause or not) and submit such dispute to arbitration, the effective date of the termination of the Employee's employment shall be determined as if no dispute arose. In the event that the parties disagree on whether a Constructive Termination or Change in Control has occurred and submit such dispute to arbitration, the Employee shall be deemed to have terminated his employment without cause in the event if the arbitrator determines that a Constructive Termination or Change in Control did not occur.

               4. Trade Secrets and Confidential Information.

                      4.1 Proprietary Information. Employee recognizes that as an executive of the Employer, Employee occupies a position of trust with respect to much business information of a secret or confidential nature which is the property of the Employer and which will be imparted to Employee from time to time in the course of Employee's duties. Employee therefore agrees that Employee shall not, at any time, whether in the course of his employment or thereafter, use or disclose directly or indirectly to any person outside the Employer any of such information, except as required in the ordinary course of Employee's duties under this Agreement. Concurrently with the execution of this Agreement, Employee shall sign the Proprietary Information Agreement attached hereto as Exhibit C (the "Proprietary Information Agreement").

               4.2 Non-Competition with Employer. During his employment, and so long as this contract remains in effect and any payments or benefits are provided to the Employee, the Employee shall not, directly or indirectly, promote, participate, or engage in any activity or other business



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

competitive with Employer's business, or any of its affiliates, and shall not solicit the Company's employees or customers, or the employees or customers of any of Employer's affiliates, nor shall Employee engage in any act or conduct which creates, or appears to create, a conflict of interest with Employer, except as may be approved in writing by the CEO; provided, however, that this section 4.2 shall not apply if Employee is terminated involuntarily or by constructive termination following a Change of Control.

        5.     Miscellaneous.

               5.1 Notice. All notices, requests and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given (a) upon receipt, if given by personal delivery; (b) upon delivery, if given by electronic facsimile, with proof of receipt; and (c) upon the third business day following mailing, if mailed by deposit in the United States mail, with certification and postal charges prepaid, addressed as follows (or such other address as either party may provide to the other from time to time).

                      If to Employer:

                      CKS Group, Inc.
                      1044 Bandley Drive
                      Cupertino, CA 95014
                      Attn:  President and Chief Executive Officer
                      Fax:  (408) 366-5120

                      If to Employee:

                      Robert T. Clarkson
                      2744 Doverton Square
                      Mountain View, CA 94040
                      Fax:  (415) 988-9268

               5.2 Delegation of Duties. Employee may not delegate the services and obligations he is required to perform under this Agreement. Any attempt by Employee to delegate his duties hereunder shall be null and void.

               5.3 Amendment. This Agreement may be modified or amended only by and to the extent of the written agreement of Employer and Employee.

               5.4 Previous Agreements. This Agreement, together with the Proprietary Information Agreement and the Stock Option Agreement, contains the entire agreement between the parties and supersedes all prior oral and written agreements, understandings, commitments, and practices between the parties, including all prior employment or consulting agreements, whether or not fully performed before the date of this Agreement.



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

               5.5 Governing Law. Except as provided by section 5.8 below, this Agreement shall be governed by and construed in accordance with the internal laws of the State of California.

               5.6 Section Headings. The various section headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any section thereof.

               5.7 Severability. If provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision will be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid, legal and enforceable; if such provision cannot be amended as provided above, it will be stricken and the remainder of this Agreement will remain in full force and effect.

               5.8 Arbitration. It is further understood and agreed that if, at any time, a violation of any term of this Agreement is asserted by any party hereto, that party shall have the right to seek specific performance of that term and/or any other necessary and proper relief, including but not limited to damages, before an arbitrator as set forth below. Each party will pay its own costs and attorneys fees. The Company shall pay the costs of the arbitrators. The parties agree that if they have any dispute as to the terms of or obligations created by this Agreement, or should either party to this Agreement have any dispute as to Employee's termination or compensation, or should Employee allege that Employer or any of its employees, managers, officers, directors or other representatives has violated any of Employee's rights under state or federal civil rights laws including, but not limited to, the California Fair Employment and Housing Act (Cal. Gov. Code Sections 12900, et seq.), the Civil Rights Act of 1964 (42 U.S.C. Sections 2000e, et seq.), the Equal Pay Act of 1963 (29 U.S.C. Sections 206(d)), the Americans With Disabilities Act of 1990 (42 U.S.C. Sections 12101, et seq., or California Labor Code Section 1102.1, they will submit any such dispute to final and binding arbitration before a neutral arbitrator selected from the roster of Judicial Arbitration and Mediation Services, or before any other neutral, and pursuant to any other such procedures, as the parties may agree upon. To be timely, any such dispute must be referred to arbitration within twelve (12) months of the incident or complaint giving rise to the dispute; disputes not referred to arbitration within such twelve (12) twelve month period shall be deemed waived, and the arbitrator shall deny any untimely claims. THE PARTIES EXPRESSLY AGREE THAT SUCH ARBITRATION SHALL BE THE EXCLUSIVE, FINAL AND BINDING REMEDY FOR ANY DISPUTE INVOLVING OR RELATED TO AN ALLEGED BREACH OF THIS AGREEMENT, EMPLOYMENT TERMINATION, COMPENSATION, THE VIOLATION OF MR. CLARKSON'S CIVIL RIGHTS, OR ANY OTHER MATTER ARISING OUT OF OR RELATED TO MR. CLARKSON'S EMPLOYMENT, AND HEREBY EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A COURT TRIAL OR A JURY TRIAL OF ANY SUCH DISPUTE. In making an award, the arbitrator shall have no power to add to, delete from or modify this Agreement, or to enforce purported unwritten agreements or prior agreements, or to construe implied terms or covenants into the Agreement, the parties being in agreement that no such oral or implied terms or covenants or unwritten agreements or prior agreements are intended by them to remain enforceable, to the extent they may ever have been so. In reaching his or her decision, the arbitrator shall adhere to the relevant law and applicable precedent and shall have no power to vary therefrom. In



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

construing this Agreement, its language shall be given a fair and reasonable construction in accordance with the intention of the parties, and without regard to, or the aid of, Section 1654 of the California Civil Code. At the time of issuing a decision, the arbitrator shall (in the decision or separately) make specific findings of fact and shall set forth such facts as support the decision, as well as his conclusions of law, and the reasons and bases for his opinion, and such a decision incorporating these elements shall be a condition precedent to its enforcement. The decision of the arbitrator shall be final and binding; provided, however, that in the event the arbitrator exceeds the powers or jurisdiction here conferred, or fails to issue a decision in conformance herewith, it is specifically agreed that the aggrieved party may petition a court of competent jurisdiction to correct or vacate such award, and that the arbitrator's act of exceeding his or her powers shall be grounds for granting such relief. It is further agreed by the parties that venue for any arbitration proceedings shall be Santa Clara County, California. This arbitration clause is entered pursuant to, and shall be governed by, the Federal Arbitration Act (9 U.S.C. Section 1, et seq.), but in all other respects this agreement shall be governed by the provisions of California law. If any one or more provisions of this arbitration clause shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

               5.9 Waiver. Waiver of any default or breach of this Agreement or of any warranty, representation, covenant or obligation contained herein shall not be construed as a waiver of any subsequent breach.

               5.10   Successors.

                      (a) Company's Successors. Any successor of the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the Company's obligations under this Agreement and agree expressly to perform the Company's obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

                      (b) Employee's Successors. Except as otherwise provided in this Agreement, the terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

               5.11 Notice of Termination. Any termination of this Agreement by the Company for cause or by the Employee with cause or without cause or following a Change in Control or Constructive Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section 5.11. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and



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

circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify an effective date of termination which shall be no more than 30 days after the giving of such notice.

        IN WITNESS WHEREOF, the parties have executed this Agreement in one or more counterparts which, taken together, shall constitute one agreement.

                                    EMPLOYER:

                                    CKS GROUP, INC.


                                    By:/s/ Mark D. Kvamme
                                       -----------------------------------------
                                           Mark D. Kvamme
                                           President and Chief Executive Officer

                                    Date:  February 1, 1997
                                         ---------------------------------------



                                    EMPLOYEE:


                                    /s/ Robert T. Clarkson
                                    --------------------------------------------
                                        Robert T. Clarkson

                                    Date:  February 1, 1997
                                         ---------------------------------------




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